Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

May 20, 2010	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 1Q 2010 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its fiscal first quarter ended May 1, 2010.

First quarter results

For the first quarter of 2010, we earned $14.3 million or $0.32 per diluted share compared to earnings of $16.1 million or $0.38 per diluted share for the first quarter of 2009. On a pre-tax basis, we earned $21.2 million in the first quarter of 2010 compared to $21.7 million for the first quarter of last year. As previously reported, net sales for the first quarter decreased 5.8 percent to $301.0 million from $319.6 million the previous year, and comparable store sales decreased 3.8 percent from the first quarter of 2009.

Gross profit for the first quarter of 2010 decreased to $87.5 million or 29.1 percent of net sales compared to $96.8 million or 30.3 percent of net sales in the same period last year. The decrease in the gross profit rate is a result of margins being enhanced in the first quarter of 2009 by approximately 140 basis points due to an accelerated markdown cadence at the end of fiscal 2008.

Selling, general and administrative (SG&A) expenses for the first quarter of 2010 were $71.6 million or 23.8 percent of net sales compared to $79.9 million or 25.0 percent of net sales for the same period last year. The $8.3 million decrease in SG&A resulted primarily from reduced selling and administrative costs in the stores.

Our tax rate of 32.3 percent for the first quarter of 2010 benefited from the projected annual reduction in our valuation allowance for deferred tax assets. This is the result of net favorable changes in book/tax differences that reduced our deferred tax assets.

“We have produced pre-tax income that is essentially flat to last year, even with negative comparable store sales,” said David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “It’s clear that our efforts to aggressively manage our inventories and reduce expenses are meaningful, and as we gain sales traction, these initiatives will help leverage our operating results.”

At the end of 1Q ‘10, our inventories included approximately $28 million of merchandise in distribution centers that was received earlier than the year ago period as part of our new supply chain network. These planned earlier receipts also increased accounts payable. Excluding the merchandise in distribution centers, our average inventory per store at the end of 1Q ‘10 increased 3.8 percent.

Store network

Three stores were relocated and two existing stores were closed during first quarter, bringing the total number of locations to 265 at quarter-end, compared to 275 at end of the first quarter of 2009.

Conference Call

A conference call for investment analysts to discuss these results will be held at 10 a.m. ET today, Thursday, May 20, 2010. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through May 31, 2010.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	May 1, 2010	January 30, 2010	May 2, 2009
ASSETS

Current assets:

Cash and cash equivalents	$71,624	$80,975	$19,409

Trade and other receivables	7,910	10,178	8,604

Inventories	237,524	218,125	209,573

Income taxes receivable	—	—	16,895

Prepaid expenses and other current assets	12,430	11,112	13,174

Total current assets	329,488	320,390	267,655

Property and equipment, net	73,139	68,415	83,042

Other assets	16,198	15,408	17,225

Total assets	$418,825	$404,213	$367,922

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$82,783	$80,318	$63,085

Accrued liabilities	80,363	84,330	77,967

Income taxes payable	4,551	2,961	—

Total current liabilities	167,697	167,609	141,052

Other liabilities	20,444	20,915	23,637

Total liabilities	188,141	188,524	164,689

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:

Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding

Common stock - $.01 par value; 100,000,000 shares authorized; 43,381,693, 42,872,457 and 42,656,332 shares issued and outstanding, respectively	434	429	427

Additional paid-in capital	16,622	15,977	10,791

Retained earnings	213,053	198,705	191,238

Accumulated other comprehensive income	575	578	777

Total stockholders’ equity	230,684	215,689	203,233

Total liabilities and stockholders’ equity	$418,825	$404,213	$367,922

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended May 1, 2010	13 Weeks Ended May 2, 2009

Net sales	$300,998	$319,570

Cost of merchandise sold	213,495	222,740

Gross profit	87,503	96,830

Selling, general and administrative expenses	71,598	79,856

Other income, net	5,273	4,997

Income from operations	21,178	21,971

Interest income (expense), net	8	(279)

Income before income taxes	21,186	21,692

Provision for income taxes	6,838	5,606

Net income	$14,348	$16,086

Net income per share:
Basic	$0.33	$0.38

Diluted	$0.32	$0.38

Weighted-average shares outstanding:
Basic	42,512	41,704

Diluted	43,657	41,920

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended May 1, 2010	13 Weeks Ended May 2, 2009
Cash flows from operating activities:

Net income	$14,348	$16,086

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Depreciation and amortization	4,336	4,939

Change in valuation allowance for deferred tax assets	(798)	(2,839)

Deferred income taxes	798	3,125

Store closing charges	138	248

Share-based compensation	198	806

Tax benefit from equity issuances	2,041	—

Excess tax benefits from share-based compensation	(1,998)	—

Changes in assets and liabilities:

Trade and other receivables	2,268	407

Inventories	(19,399)	(2,434)

Income taxes receivable	—	7,544

Prepaid expenses and other current assets	(1,318)	(1,085)

Other assets	(645)	4,087

Accounts payable	2,465	7,402

Accrued liabilities	(4,334)	(1,874)

Income taxes payable	1,590	—

Other liabilities	(579)	(4,284)

Net cash (used in) provided by operating activities	(889)	32,128

Cash flows from investing activities:

Capital expenditures	(8,871)	(1,621)

Net cash used in investing activities	(8,871)	(1,621)

Cash flows from financing activities:

Borrowings under notes payable to banks	—	57,047

Repayments of notes payable to banks	—	(157,047)

Excess tax benefits from share-based compensation	1,998	—

Proceeds from exercise of stock options	434	—

Repurchase of common stock for employee withholdings	(2,023)	(1)

Net cash provided by (used in) financing activities	409	(100,001)

Net decrease in cash and cash equivalents	(9,351)	(69,494)

Cash and cash equivalents at beginning of year	80,975	88,903

Cash and cash equivalents at end of period	$71,624	$19,409